Exhibit 6.6

INTELLECTUAL PROPERTY LICENSE AGREEMENT

The Intellectual Property License Agreement ("Agreement"), dated as of ___________ (the "Effective Date"), between WZ Franchise, LLC, a Georgia limited liability company, and Future Labs IX, Inc., a California company (collectively, "Licensee") (Licensor and Licensee collectively referred to as, the "Parties," or each, individually, a "Party").

WHEREAS the Licensor and Licensee have entered into an Area Development Agreement and a Franchise Agreement together, to which the Licensee has been granted the right develop and to open Wing Zone Restaurants; and

WHEREAS, Licensor owns the trade name “WING ZONE LABS” and its variations (“Licensed Name”) and other trademarks as set forth in Section 5 of the Franchise Agreement and the Parties desire for Licensee to use the Licensed Name with the operation of its business.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.            License.

1.1            Grant of Trademark License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee during the Term (as defined below) a non-exclusive, royalty-free, non-transferable, non-sublicensable license to use the Trademarks in connection with the conduct of Licensee’s business, including to:

(a)            make, use, advertise, market, and promote the services and products offered by Licensee’s business, and any other products or services that the Parties may agree upon in writing from time to time (collectively, the "Licensed Products and Services").

1.2            Grant of Trade Name License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee during the Term (as defined below) a non-exclusive, royalty-free, non-transferable, non-sublicensable to use the Licensed Name in its corporate name and trade name in the form of “Wing Zone Labs” with or without one or more additional words (e.g., Wing Zone Labs Solutions” and a corporate form identifier such as “Inc.” or “LLC”, as applicable, in connection with the operation of Licensee’s business.

1.3            Reservation of Rights. Licensor hereby reserves all rights not expressly granted to Licensee under this Agreement.

2.            Use of Trademarks. Licensee shall ensure that all use of WING ZONE LABS or any other Trademark hereunder is accompanied by or marked with the appropriate proprietary rights notices, symbols, and legends as may be reasonably necessary under applicable law to maintain the Trademark and Licensor's proprietary rights therein and in such order and manner as may be reasonably specified by Licensor.

3.            Ownership and Protection of the Licensed Intellectual Property.

(a)            Acknowledgment of Ownership. Licensee acknowledges that Licensor owns and will retain all right, title, and interest in and to the Licensed Intellectual Property subject to the license granted in Section 1.1.

(b)            Prosecution and Maintenance. Licensor has the sole right, in its discretion and at its expense, to file, prosecute, and maintain all applications, registrations, and patents relating to the Licensed Intellectual Property. Licensee shall provide, at the request of Licensor and at Licensor's expense, all necessary assistance with such filing, maintenance, and prosecution.

4.            Term and Termination.

4.1            Term. This Agreement begins on the Effective Date and will remain in force until terminated in writing by agreement of the parties, or pursuant to Section 4.2 ("Term").

4.2            Termination by Licensor. Licensor may terminate this Agreement immediately upon written notice to Licensee if (a) Licensee materially breaches this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof; or (b) Licensee ceases to be an affiliate of Licensor.

5.            Indemnification.

5.1            Licensor does not, by virtue of this Agreement or of Licensee’s use of the Trademarks, assume any liability with respect to the business of Licensee or the conduct thereof by Licensee, and Licensee shall defend, indemnify and hold harmless Licensor and its affiliates, successors and assigns, and its and their respective officers, directors, employees, agents, attorneys and representatives, from and against any and all claims, causes of action, suits, damages, losses, liabilities, costs and expenses (including but not limited to reasonable attorneys’ fees and expenses) (collectively, “Losses”) resulting from or arising out of claims, actions or proceedings brought by third parties against Licensor arising out of (a) any use by Licensee of the Trademarks, (b) any misuse by Licensee of the Trademarks including but not limited to use of the Trademarks in false advertising; and (c) defects in the products and services offered by the Licensee under the Trademarks.

5.2            Licensee does not, by virtue of this Agreement or of Licensor’s use of the Trademarks, assume any liability with respect to the business of Licensor or the conduct thereof by Licensor, and Licensor shall defend, indemnify and hold harmless Licensee and its affiliates, successors and assigns, and its and their respective officers, directors, employees, agents, attorneys and representatives, from and against any and all claims, causes of action, suits, damages, losses, liabilities, costs and expenses (including but not limited to reasonable attorneys’ fees and expenses) (collectively, “Losses”) resulting from or arising out of claims, actions or proceedings brought by third parties against Licensee arising out of (a) any use by Licensor of the Trademarks, (b) any misuse by Licensor of the Trademarks including but not limited to use of the Trademarks in false advertising; (c) defects in the products and services offered by the Licensor under the Trademarks; and (d) Licensee’s use of the Trademarks in compliance with this Agreement infringes the trademark rights of any third party.

6.            Assignment. Licensee may not assign or transfer any of its rights or obligations under this Agreement other than to one of its affiliates without Licensor's prior written consent. Any purported assignment or transfer in violation of this Section 6 will be void and of no force and effect.

7.            General Provisions.

7.1            Amendments. No amendment to this Agreement will be effective unless it is in writing and signed by both Parties.

7.2            No Third-Party Beneficiaries. This Agreement solely benefits the Parties and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.3            Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement.

7.4            Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

7.5            Governing Law. This Agreement, including all exhibits, schedules, attachments, and appendices attached to this Agreement and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of Nevada, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Nevada.

7.6            Waiver. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof, nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

7.7            Entire Agreement. This Agreement, including and together with any related exhibits, schedules, attachments, and appendices, constitutes the sole and entire agreement of Licensor and Licensee with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

WZ Franchise, LLC

By
Name:
Title:

Future Labs IX, Inc.

By
Name:	Kevin Morris
Title:	CFO